July 19, 2008

Barry Zwarenstein
54 Mount Hamilton Avenue
Los Altos, California 94022

Dear Barry:

On behalf of SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company), I am delighted to offer you the exempt position of Senior Vice President and Chief Financial Officer, reporting to me in my capacity as President and Chief Executive Officer.

Your compensation package includes the following:

1. Base Salary. Base salary of $13,846.16 per 2-week pay period ($360,000.16 year).

2. Bonus. Your bonus is targeted to be up to 67% of your annual base salary. The actual bonus depends on the achievement of pre-defined Company and individual performance objectives as well as continued employment at the time of bonus computation. Bonuses are earned when paid. 50% of the quarterly bonus is earned contingent upon i) Company and individual performance, and ii) continued employment at SMART when the quarterly bonus is paid. The remaining 50% of the quarterly bonus is earned contingent upon a) Company and individual performance, and b) continued employment at SMART when the annual or year-end bonus is paid.

3. Stock Options. Unless granted earlier, at the next regularly scheduled board meeting following your date of hire, a recommendation will be made to the Board of Directors of the Company to approve a grant of 200,000 stock options. Options granted will vest and become exercisable over four years subject to your continued employment on the applicable vesting date, with 25% of the options vesting on the first anniversary of the stock option grant date and monthly vesting thereafter.

4. Benefits. You are eligible to participate in SMART’s Executive Benefits Program, which includes an annual comprehensive physical exam, financial counseling services, life insurance, and disability benefits. A brochure outlining current benefits offered under this Program is included for your reference. Effective on your first day of employment, you are eligible for SMART’s healthcare insurance package, which includes medical, dental, vision, and prescription coverage, and you will begin accruing vacation (15 days/year) and sick leave (5 days/year). After three months of employment, you are eligible to participate in SMART’s 401(k) program (“Plan”), which currently provides for a match of 100% of the first 3% of your Compensation (as defined in the Plan) that you contribute to the Plan and 50% of the next 2% of your Compensation that you contribute to the Plan.

5. Severance Benefits in the Event of a Change in Control (Double-Trigger).

(a) In the event that (i) there is a Change in Control (defined in Section 5 (c)(i) below), and (ii) you are terminated (or “deemed” terminated) by the Company without Cause (defined in Section 5 (c)(ii) below), you shall be entitled to: (x) 12 months of your base salary in effect on the date of termination, (y) your annual target bonus in effect on the date of termination, and (z) 12 months continuation of healthcare insurance. Such benefits shall be subject to you signing and not revoking a release of claims and confidentiality agreement in a form reasonably acceptable to the Company and your compliance with such release and confidentiality agreement. At the Company’s discretion and subject to Section 409A if applicable, any such amount owed in clause (x) and/or (y) may be paid in a lump sum within ten (10) business days of termination without Cause or according to the Company’s regular payroll practices. Nothing herein shall change the “at-will” nature of your employment.

(b) Section 409A. Notwithstanding anything to the contrary in this offer letter, if you are determined by the Company’s Compensation Committee to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) and the regulations thereunder, as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this offer letter constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service”.

(c) Definitions.

i. “Change of Control” means the occurrence of one of the following events: (x) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the shareholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity; (y) the sale or other disposition of all or substantially all of the Company’s assets; or (z) any acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and other than the direct and indirect shareholders of the Company immediately before such transaction) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions, other than in an underwritten public offering of the securities of the Company; provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

ii. “Cause” means the occurrence of any one or more of the following: (w) an act of dishonesty made by you in connection with your responsibilities which the Company reasonably believes will damage its business; (x) your conviction of, or plea of nolo contendere to, a felony which the Board of Directors reasonably believes had or will have a material detrimental effect on the reputation or business of the Company or its affiliates; (y) your gross misconduct; or (z) your continued substantial violations of your duties, or repeated failure or inability to perform any reasonably assigned duties, after written notice from the Company or one of its affiliates, and a reasonable opportunity of not more than 30 days to cure (to the extent capable of cure), such violation, failure or inability. The definition of “deemed” terminated or “deemed” termination without Cause means the occurrence of any of the following without your written consent: (yy) a material diminution in base compensation, other than a company-wide salary reduction program; or (zz) a material diminution in operational duties and responsibilities; provided that, for the avoidance of doubt, a deemed termination without Cause shall not have occurred if after a change in control of the Company, you are performing substantially the same duties and responsibilities as before the change in control but the Company (or its successor) is not directly owned by public stockholders, or you are performing such duties and responsibilities for a business unit of a parent entity that continues substantially all of the business of the Company; provided further that no act or failure to act by the Company shall give rise to a deemed termination without Cause unless A) you notify the Company in writing of the circumstance you believe constitutes a deemed termination without Cause hereunder within 30 days after you acquire knowledge of such circumstances and B) the Company has failed to cure or remedy such circumstances within 30 days of written notice by you to the Company.

This offer of employment, which expires on July 31, 2008, is contingent on you: (1) providing the legally required proof of your identity and authorization to work in the United States, (2) passing a background check, drug test and references check, and (3) executing an Employment, Confidential Information and Invention Assignment Agreement.

Enclosed you will find a benefits enrollment package. Please complete the forms and bring them with you on your first day of work. If you have any questions or need assistance to complete the forms, please call Zahra Ghafoorzai at (510) 624-8294.

To confirm your acceptance of this offer, please sign below, indicate your start date (no later than September 18, 2008), and fax this signed offer letter to me at HR Confidential fax number (510) 360-8515. If you have any questions about the position, please contact me at (510) 624-8132. I look forward to your positive response, and I am very excited about your joining our SMART Team!

Sincerely,

/s/ Iain MacKenzie
Iain MacKenzie
President and Chief Executive Officer

Employment with SMART constitutes at-will employment and is not an employment contract for a specified term. Accordingly, I understand and agree that the employment relationship may be terminated by either SMART or me at any time, with or without notice, and with or without cause. This offer letter is the entire and only agreement between SMART and me regarding my employment. Finally, I agree that this offer letter can only be modified or amended, in writing, by the President of SMART, as authorized by the Board of Directors.

ACCEPTED AND AGREED:

/s/ Barry Zwarenstein
Barry Zwarenstein

Date: 7/23/08

Start Date:	September 18, 2008, subject to finalization with Iain MacKenzie after further discussions. (No later than September 18, 2008)